Exhibit 99.1

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this offering memorandum, before making an investment decision. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the notes and our common stock could decline due to any of these risks, and you may lose all or part of your investment.

This offering memorandum and the documents incorporated in this offering memorandum by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below, in the documents incorporated in this offering memorandum by reference and elsewhere in this offering memorandum. See “Cautionary Statement Concerning Forward-Looking Statements.”

Risks Related to Our Business and Industry

Our business is highly regulated under applicable laws and, if we fail to comply with these laws, our business could be adversely affected.

Our business is subject to extensive regulation, supervision and licensing under various federal, state, local and foreign statutes, ordinances and regulations. These rules and regulations generally provide for licensing as a pawnbroker, lender or credit services organization, establish limits on the amount, duration and charges, including interest rates and fees, for various categories of loans, direct the form and content of finance contracts and other documentation and restrict collection practices, among other things. In certain jurisdictions, we are also subject to periodic examination by regulatory authorities who provide licenses for various aspects of our business.

Because pawn loans, short-term loans, lines of credit and installment loans, such as those provided by us, are viewed as extensions of credit, in the United States we must comply with certain federal laws, such as the federal Truth-in-Lending Act and Regulation Z adopted under that Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Electronic Funds Transfer Act, and the Gramm-Leach-Bliley Act, among other laws, and with respect to our CSO programs, the Fair Debt Collection Practices Act. In addition, our marketing efforts and the representations we make about our products and services are subject to federal and state unfair and deceptive practice statutes, including the Federal Trade Commission Act and analogous state statutes under which the Federal Trade Commission, or FTC, state attorneys general or private plaintiffs may bring legal actions. If we are found to have engaged in an unfair and deceptive practice, it could have a material adverse effect on our business, prospects, results of operations and financial condition. As described further below, we are also subject to applicable laws in the foreign countries where we operate or offer loan products. Compliance with applicable laws and regulations is costly and can affect operating results.

Compliance with applicable laws and regulations also requires forms, processes, procedures, controls and the infrastructure to support these requirements, and may create operational constraints. Our failure to comply with applicable laws and regulations could subject us to regulatory enforcement actions, result in the assessment against us of civil, monetary, criminal or other penalties, require us to refund interest or fees, result in a determination that certain loans are not collectible, result in a revocation of licenses, or cause damage to our reputation, brands and valued customer relationships, any of which could have a material adverse effect on our business, prospects, results of operations and financial condition. In addition, if we fail to maintain the requisite licenses and permits to conduct our business or fail to satisfy applicable regulatory requirements, such failure could have a material adverse effect on our operations.

Adverse changes in or the interpretation of laws or regulations affecting our products and services could negatively impact our operations.

Because our products and services are subject to extensive regulation, supervision and licensing under various federal, state, local and foreign statutes, ordinances and regulations, we face the risk that future legislation or regulations or the interpretation of current laws and regulations may restrict our ability to continue our current methods of operation or to expand our operations and may have a negative effect on our business, prospects, results of operations and financial condition. Governments at the national, state and local levels, as well as foreign governments, may seek to impose new regulatory restrictions or licensing requirements or interpret or enforce existing requirements in new ways. In particular, consumer loans have come under increased regulatory scrutiny in recent years that has resulted in increasingly restrictive regulations and legislation that makes offering such loans in certain states in the United States or the foreign countries where we operate less profitable or unattractive to us.

Regulations adopted by some states in the United States require that all borrowers of certain short-term loan products be listed on a database and limit the number of loans a borrower may have outstanding. Other regulations adversely impact the availability of some of our consumer loan products in the United States to active duty military personnel, active members of the National Guard or members on active reserve duty and their immediate dependents. Legislative or regulatory activities may in the future limit the amount of interest and fees to levels that do not permit the offering of consumer loans to be feasible or may limit the number of consumer loans that customers may receive or have outstanding or impose “cooling off” periods between the time a loan is paid off and another loan is obtained and other terms, conditions or features. Since 2007, legislative changes that have been enacted in Arizona, Colorado, Delaware, Illinois, Maryland, Minnesota, Montana, New Hampshire, Ohio, Oregon, Washington and Wisconsin impact some of the consumer loan products we have historically offered in those states. Due to these legislative changes, we have ceased offering consumer loans in the States of Arizona, Montana and New Hampshire and discontinued our Credit Services Organization program in Maryland. In addition, these changes have also altered the parameters upon which we offer some of our consumer loans to consumers in the other states mentioned above, which has generally had the effect of reducing the profitability and the volume of the consumer loans we offer to customers in these other states.

Certain consumer advocacy groups and federal and state legislators have also asserted that laws and regulations should be tightened so as to severely limit, if not eliminate, the availability of certain consumer loan products to consumers. In particular, both the executive and legislative branches of the U.S. federal government continue to receive significant pressure from consumer advocates and other industry opposition groups, and those governmental branches have recently exhibited an increased interest in debating legislation that could further regulate consumer loan products such as those offered by us. The U.S. Congress, as well as similar state and local bodies and similar foreign governmental authorities, have debated, and may in the future adopt, proposed legislation that could, among other things, place a cap on the effective annual percentage rate on consumer loan transactions (which could encompass both our consumer loan and pawn businesses), place a cap on the dollar amount of fees that may be charged for consumer loans, ban or limit loan renewals or extensions (where the customer agrees to pay the current finance charge on a loan for the right to make payment of the outstanding principal balance of such loan at a later date plus an additional finance charge), including the rates to be charged for loan renewals or extensions, require us to offer an extended payment plan, allow for only minimal origination fees for advances, require short-term lenders to be bonded or require lenders to report consumer loan activity to databases designed to monitor or restrict consumer borrowing activity.

We cannot currently assess the likelihood of any future unfavorable federal or state legislation or regulations being proposed or enacted that could affect our products and services, including consumer loans and pawn loans. We are closely monitoring proposed legislation being discussed in states such as California, Missouri, Ohio, Rhode Island and Texas, among others, relating to consumer loan products such as ours. A ballot initiative is pending in Missouri that, if passed, would likely require us to cease offering our consumer loan products in that state.

In Texas, we arrange for customers to obtain consumer loans through our CSO programs in both our retail services segment and our e-commerce segment, which combine to make Texas one of the largest single state contributors to our domestic consumer loan revenue. On April 22, 2013, the Texas Senate passed a bill that, if enacted into law in its current form, would materially adversely affect our consumer loan business in Texas, including requiring caps on fees and other restrictions. The bill remains to be considered by the Texas House of Representatives, and we cannot assess the likelihood of whether the bill will be passed by the Texas House of Representatives in its present form, whether amendments to the bill will be considered and passed by Texas House of Representatives or whether any bill will be passed and if so, in what form. We are currently monitoring this legislation and its potential effects on us. If new legislation is enacted in the State of Texas in the form passed by the Texas Senate, it could require us to substantially alter the consumer loans we offer through our CSO program in Texas or discontinue offering our consumer loan products in Texas through this program, which could have a material adverse effect on our business, prospects, results of operations and financial condition.

There can be no assurance that additional legislative or regulatory initiatives will not be enacted that could severely restrict, prohibit or eliminate our ability to offer a consumer loan product. Any federal or state legislative or regulatory action that severely restricts, by imposing an annual percentage rate limit on consumer loan transactions or otherwise prohibits, or places restrictions on, consumer loans and similar services, if enacted, could have a material adverse impact on our business, prospects, results of operations and financial condition and could impair our ability to continue current operations.

In addition to state and federal laws and regulations, our business is subject to various local rules and regulations such as local zoning regulation and permit licensing. Local jurisdictions’ efforts to restrict pawnshop operations and short-term lending through the use of local zoning and permitting laws have been increasing. Actions taken in the future by local governing bodies to require special use permits for, or impose other restrictions on pawn lending or consumer loans could have a material adverse effect on our business, prospects, results of operations and financial condition and could impair our ability to continue current operations.

In addition, under statutory authority, state regulators have broad discretionary power and may impose new licensing requirements, interpret or enforce existing regulatory requirements in different ways or issue new administrative rules, even if not contained in state statutes, that could affect the way we do business and may force us to terminate or modify our operations in particular states or affect our ability to renew licenses we hold. Regulators may also impose rules that are generally adverse to our industry. Any new licensing requirements or rules, or new interpretations of existing licensing requirements or rules, or our failure to follow licensing requirements or rules, could have a material adverse effect on our business, prospects, and results of operations and financial condition.

As described further below, we are also subject to applicable laws in the foreign countries where we operate or offer loan products, and these foreign countries have also exhibited an increasing interest in considering legislation that could regulate or restrict the consumer loan products we offer.

The Consumer Financial Protection Bureau could have a significant impact on our U.S. consumer loan business.

In July 2010, the U.S. Congress passed the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and Title X of the Dodd-Frank Act created the Consumer Financial Protection Bureau (the “CFPB”), which regulates consumer financial products and services, including consumer loans offered by us. The CFPB has regulatory, supervisory and enforcement powers over providers of consumer financial products and services, including providers of consumer loans such as us, including explicit supervisory authority to examine and require registration of such providers. The CFPB became operational in July 2011, and on January 4, 2012, President Obama appointed a Director of the CFPB in a recess appointment bypassing Senate confirmation. Although there are pending challenges to the CFPB’s authority arising from the recess appointment of the Director, the CFPB has begun exercising supervisory review over certain non-bank providers of consumer financial products and services, including providers of consumer loans such as us. In addition, the CFPB has issued examination procedures for, and has begun conducting examinations of, short-term, small dollar lenders such as us, evidencing the CFPB’s intention to exercise the powers afforded it.

The CFPB’s examination authority permits CFPB examiners to inspect the books and records of providers of short-term, small dollar lenders, such as us, and ask questions about their business practices, and the examination procedures include specific modules for examining marketing activities, loan application and origination activities, payment processing activities and sustained use by consumers, collections, accounts in default, consumer reporting and third-party relationships, as well as compliance programs. We believe that the potential exists that non-bank providers of consumer credit that are examined by the CFPB could, depending upon the circumstances, be required, as a result of any CFPB examination, to change their practices or procedures, which could adversely affect us, whether it is another party being examined and required to change practices that we might also engage in or whether it is a result of an examination of us.

We can provide no assurance as to the process, scope or results of any CFPB examination and whether any examination will cause us to have to materially change the way we conduct our consumer loan business or our products that could materially adversely affect our future operations, prospects, results of operations and financial condition, or whether it may subject us to significant fines or penalties or subject us to enforcement actions.

Although it has not yet done so, the CFPB has the authority to adopt rules relating to certain loan products such as the products we offer describing specified acts and practices as being “unfair”, deceptive or “abusive,” and hence unlawful.

On April 24, 2013, the CFPB issued a report entitled “Payday Loans and Deposit Advance Products: A White Paper of Initial Findings,” indicating that it had “engaged in an in-depth review of short-term small dollar loans, including payday loans.” The report discusses the initial findings of the CFPB regarding short-term payday loans provided by non-bank financial institutions at storefront locations and deposit account advances offered by depository institutions. While the CFPB’s study stated that “these products may work for some consumers for whom an expense needs to be deferred for a short period of time,” the CFPB also stated that its “findings raised substantial consumer protection concerns” related to the sustained use of payday loans and deposit account advances. In the report and subsequent statements, the CFPB reiterated that it has authority to adopt rules identifying acts or practices as unfair, deceptive or abusive, and hence unlawful, in connection with the offering of consumer financial products and services and to act to prevent providers from committing or engaging in such acts or practices. The CFPB announced that, based on the potential consumer harm and the data that it had gathered, further attention was warranted to protect consumers and that it expects to use its authorities to provide protections to consumers. The report indicated the CFPB plans to analyze the effectiveness of limitations, such as cooling-off periods between payday loans, “in curbing sustained use and other harms.” Additionally, the CFPB indicated that the report did not focus on online lending and that the CFPB is analyzing borrowing activity by consumers using online payday loans. We do not currently know the nature and extent of the rules that the CFPB will adopt or the timeframe in which the CFPB may propose and adopt such rules. If the CFPB adopts any rules or regulations that significantly restrict the conduct of our consumer loan business, any such rules or regulations could have a material adverse effect on our business, prospects, results of operations and financial condition or could make the continuance of all or part of our U.S. consumer loan business impractical or unprofitable. Any new rules or regulations adopted by the CFPB could also result in significant compliance costs to us.

In furtherance of its regulatory and supervisory powers, the CFPB has the authority to impose monetary penalties for violations of applicable federal consumer financial laws, require remediation of practices and pursue administrative proceedings or litigation for violations of applicable federal consumer financial laws (including the CFPB’s own rules). The CFPB has the authority to obtain cease and desist orders (which can include orders for restitution or rescission of contracts, as well as other kinds of affirmative relief) and monetary penalties ranging from $5,000 per day for ordinary violations of federal consumer financial laws to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of the Dodd-Frank Act or CFPB regulations implemented under Title X of the Dodd-Frank Act, the Dodd-Frank Act empowers state attorneys general and state regulators to bring civil actions to remedy violations of state law. If the CFPB or one or more state attorneys general or state regulators believe that we have violated any of the applicable laws or regulations, they could exercise their enforcement powers in ways that could have a material adverse effect on us or our business.

In addition, Enova relies heavily on the use of lead generators or providers as a source of customers for its business. The CFPB has indicated its intention to examine compliance with federal laws and regulations and to scrutinize the flow of non-public, private consumer information between lead generators and lead buyers, such as Enova. The use of lead generators could subject us to additional regulatory cost and expense, and if Enova’s ability to use lead generators were to be impaired, Enova’s business could be materially adversely affected.

The use of personal data used in credit underwriting is highly regulated under federal laws and regulations.

The Fair Credit Report Act, or FCRA, and related laws and regulations concerning consumer reports have recently been under regulatory scrutiny, and certain related regulations or interpretations of the FTC were revised by the FTC. The FCRA regulates the collection, dissemination and use of consumer information, including consumer credit information. The FCRA requires us to promptly update any credit information reported to a credit reporting agency about a consumer and to allow a process by which consumers may inquire about credit information furnished by us to a consumer reporting agency. Historically, the FTC has played a key role in the implementation, oversight, enforcement and interpretation of the FCRA. Pursuant to the Dodd-Frank Act, the CFPB is to have primary supervisory, regulatory and enforcement authority of FCRA issues, although the FTC will also retain its enforcement role regarding the FCRA but will share that role in many respects with the CFPB. It is not certain exactly how the CFPB will supervise and regulate consumer reporting agencies, some of whom we rely upon for underwriting data. The CFPB may take a different approach than did the FTC, including with respect to regulation, enforcement and supervision. Such changes may materially affect our business if new regulations or interpretations by the CFPB require us to materially alter the manner in which we use personal data in our credit underwriting. The CFPB’s position on the FCRA and related investigation or enforcement activities may have a materially adverse impact on our business, including our operations, our mode and manner of conducting business and our financial results.

Negative public perception of our business, specifically our consumer loan business and our business practices, could cause demand for our products to significantly decrease.

In recent years, consumer advocacy groups and some media reports have advocated governmental action to prohibit or place severe restrictions on short-term consumer loans. Such consumer advocacy groups and media reports generally focus on the Annual Percentage Rate to a consumer for this type of loan, which is compared unfavorably to the interest typically charged by banks to consumers with top-tier credit histories. The fees charged by us and others in the industry attract media publicity about the industry and can be perceived as controversial by those who do not focus on the credit risk and high transaction costs of serving our customer segment. If the negative characterization of these types of loans becomes increasingly accepted by consumers, demand for any or all of the consumer loan products offered by us could significantly decrease, which could materially affect our results of operations and financial condition. Additionally, if the negative characterization of these types of loans is accepted by legislators and regulators, we could become subject to more restrictive laws and regulations applicable to short-term loans or other consumer loan products offered by us that could materially adversely affect our financial condition and results of operations and could impair our ability to continue current operations.

In addition, our ability to attract and retain customers is highly dependent upon the external perceptions of our level of service, trustworthiness, business practices, financial condition and other subjective qualities. Negative perceptions or publicity regarding these matters—even if related to seemingly isolated incidents—could erode trust and confidence and damage our reputation among existing and potential customers, which could make it difficult for us to attract new customers and maintain existing ones and could significantly decrease the demand for our products.

Significant changes in foreign laws or regulations or a deterioration of the political, regulatory or economic environment of Mexico, Australia, Canada or the United Kingdom could affect our operations in these countries.

Significant changes in foreign laws or regulations or a deterioration of the political, regulatory or economic environment of Mexico, Australia, Canada or the United Kingdom could restrict our ability to sustain or expand our operations in these countries, which could materially adversely affect our business, prospects, results of operations and financial condition and could impair our ability to continue operations in these countries.

In Mexico, restrictions and regulations affecting pawn services, including licensing restrictions, disclosure requirements and limits on interest rates have been and likely will in the future be proposed from time to time. We also maintain business relationships with third-party service providers. The failure of key service providers to fulfill their obligations as a result of regulatory, political, economic or other factors could disrupt our operations in Mexico. Our business in Mexico is also subject to other potential risks and uncertainties that are beyond our control, such as violence, social unrest, enforcement of property rights and public safety and security, which could restrict or eliminate our ability to operate some or all of our locations in Mexico or significantly reduce customer traffic or demand.

In addition, we offer consumer loans, either directly or through an independent third-party lender, over the Internet to customers in Australia, Canada and the United Kingdom. The United Kingdom and Australia have recently exhibited an increasing interest in considering legislation that could regulate or restrict the consumer loan products we offer.

In Australia we act as a finance broker, offering the lending products of unaffiliated third-party lenders, which is similar to our CSO programs in the United States. In Australia, we follow the responsible lending guidelines under the National Consumer Credit Protection Act (2010), or the NCCPA, which has been recently amended. Part of the amendment became effective on March 1, 2013, and the remainder will become effective on July 1, 2013. The amendment includes limitations on permissible fees charged on certain consumer loans, including consumer loans arranged by us. We have altered the product we offer in Australia and have plans to further alter our Australia product offering as a result of the change in law. We are still assessing the impact that these changes will have on our business in Australia, but we expect the product offering will be less profitable. If the reduction in profitability is such that our product offering is not sustainable, we may need to exit Australia if the product cannot be further modified in a way that retains its profitability in that country.

In the United Kingdom, we must follow the Irresponsible Lending Guidance of the Office of Fair Trading, or the OFT, and the Consumer Credit Act of 1974 that was amended by the Consumer Credit Act of 2006, or the CCA, among other rules and regulations. In December 2012, the U.K. Parliament passed the Financial Services Act of 2012, or the Act, certain provisions of which took effect on April 1, 2013, such as the abolition of the Financial Services Authority and the transfer of a majority of its functions to the Financial Conduct Authority, or the FCA. Other provisions of the Act will take effect on April 1, 2014. The Act created a new regulatory framework for the supervision and management of the banking and financial services industry in the United Kingdom. The Act makes changes to the CCA and the Financial Services and Markets Act of 2000, or the FSMA, and gives the OFT the power to suspend consumer credit licenses with immediate effect or from a date specified. The Act mandates that the FCA take over responsibility for regulating consumer credit from the OFT in April 2014. The FCA may regulate consumer credit pursuant to the guidance of the FSMA, which includes prescriptive regulations that currently govern the secured credit market and could possibly call for the repeal of the CCA or for enabling legislation in the United Kingdom. Prescriptive regulations, as contrasted with principles-based regulations that currently regulate the lending process in the United Kingdom, define what a lender may and may not do with a specific product, similar to U.S. law. However, the U.K. coalition government has reserved the option to retain the principles-based CCA provisions should it conclude that a regulatory model for unsecured consumer credit under the FSMA and FCA cannot be delivered in an effective regulatory manner. During the period of transition of regulatory responsibility over consumer credit from the OFT to the FCA, the OFT will continue to fully and rigorously regulate consumer credit, including the short-term loan market. If prescriptive regulations are adopted, our compliance costs will be significantly increased. Any of these changes could have a material adverse effect on our business, prospects, results of operations and financial conditions and could impair our ability to continue current operations in the United Kingdom.

In addition, in October 2011, the OFT issued debt collection guidance that was revised in November 2012. This debt collection guidance allows consumer lenders such as us to debit a customer’s account, which includes debits to both bank accounts and debit cards, in a “reasonable and non-excessive manner.” We have not experienced a material adverse impact on our business as a result of this guidance. The OFT may, in the future, issue additional guidance that could require further adjustments to our collections processes and could result in lower collections on loans made by us and a decrease in the number of customers that we are able to approve.

In February 2012, the OFT also announced that it had launched a review of the payday lending sector in the United Kingdom to assess the sector’s compliance with the CCA, the OFT’s Irresponsible Lending Guidelines and other relevant guidance and legal obligations. As part of this review, the OFT conducted examinations of a number of UK payday lenders, including us, to assess individual company compliance with these laws and guidelines. The OFT has announced that these inspections could be used to assess a licensee’s fitness to hold a consumer credit license and could result in formal enforcement action, including potential license revocation or significant fines or penalties where appropriate. The OFT announced the findings of its review of the payday lending sector’s compliance during the first quarter of 2013 and enumerated a number of expectations it has for payday lenders such as affordability assessments, rollover practices, advertising, debt collection practices and consumer disclosures, among others. Since that time, the OFT has been contacting the larger U.K. payday lenders to communicate the findings of its industry review and individual company examinations.

On May 3, 2013, the OFT sent us a letter of findings related to its examination of our U.K. payday lending business. In that letter, the OFT indicated that we may not be complying fully with all aspects of the Irresponsible Lending Guidelines, the CCA and other relevant laws and guidance. This letter indicated the OFT’s general and specific concerns in the following categories: advertising and marketing, pre-contract information and explanations, affordability assessments, rollovers, including deferred refinance and extended loans, forbearance and debt collection, and regulatory and other compliance issues.

The OFT has asked us to provide evidence of our compliance in relation to each concern identified in the letter by July 29, 2013. We intend to provide a response to the OFT by that date, setting forth how we have rectified the areas of concern identified by the OFT or why we do not believe we have failed to comply with the Irresponsible Lending Guidelines and other relevant laws and guidance identified by the OFT. We can provide no assurance as to whether we will successfully resolve the concerns expressed by the OFT or whether, in addressing these concerns, we will need to change our business processes or payday lending products in the United Kingdom in a manner that could materially adversely affect our future operations and financial condition.

Our earnings and financial position are subject to changes in the value of gold. A significant or sudden decline in the price of gold could materially affect our earnings.

A significant portion of our pawn loans are secured by gold jewelry, and we sell significant quantities of refined gold and gold jewelry acquired through forfeitures or purchased directly from customers. Our pawn service charges, sales proceeds and ability to dispose of excess jewelry inventory at an acceptable margin depend on the value of gold. As demonstrated recently, there has been an increased volatility in the price of gold. For example, gold prices have declined meaningfully since the beginning of 2013 to the date of this offering memorandum. If there is a sustained decrease in the price of gold, this could result in compressed profit margins on commercial sales and lower overall gross profit. In addition, the recent decline could result in decreases in merchandise sales, in inventory valuations, in the value of collateral securing outstanding pawn loans, and in the balance of pawn loans secured by gold jewelry. Any such sustained decrease in the value of gold could materially adversely affect our business, prospects, results of operations and financial condition.

There can be no assurance that we will be able to operate at an acceptable level of profitability in Mexico following our recent reorganization of our Mexico-based pawn operations.

During the third and fourth quarters of 2012, we substantially completed the Mexico Reorganization and our Mexico-based pawn operations that comprise the foreign component of our retail services segment now include only full-service pawn locations that offer pawn loans based on the pledge of general merchandise and jewelry-based collateral. We recognized $28.9 million of charges related to the Mexico Reorganization during the year ended December 31, 2012. Following the Mexico Reorganization, we were operating 47 full-service pawn locations in Mexico as of March 31, 2013. There is no assurance that these remaining full-service pawn locations will be able to operate in Mexico at an acceptable level of profitability. If these remaining pawn locations have to be closed in the future, we will incur additional charges, which could adversely affect our results of operations in the period when we take such charges.

Current and future litigation or regulatory proceedings could have a material adverse effect on our business, prospects, results of operations and financial condition.

We have been and are currently subject to lawsuits (including purported class actions) that could cause us to incur substantial expenditures, generate adverse publicity and could significantly impair our business, force us to cease doing business in one or more jurisdictions or cause us to cease offering one or more products. We are also likely to be subject to further litigation in the future. The consequences of an adverse ruling in any current or future litigation could cause us to have to refund fees and/or interest collected, refund the principal amount of advances, pay treble or other multiple damages, pay monetary penalties and/or modify or terminate our operations in particular states. Defense of any lawsuit, even if successful, could require substantial time and attention of our management and could require the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations. We are also subject to regulatory proceedings, and we could suffer losses from interpretations of applicable laws, rules and regulations in those regulatory proceedings, even if we are not a party to those proceedings. Any of these events could have a material adverse effect on our business, prospects, results of operations and financial condition and could impair our ability to continue current operations.

Adverse court interpretations of the laws and regulations under which we operate could require us to alter the products we offer or impair our ability to offer certain products.

On May 28, 2009, one of our subsidiaries, Ohio Neighborhood Finance, Inc., doing business as Cashland, or Cashland, filed a standard collections suit in an Elyria Municipal Court in Ohio against Rodney Scott seeking judgment against Mr. Scott in the amount of $570.16, which was the amount due under his loan agreement. Cashland’s loan was offered under the Ohio Mortgage Loan Act, the OMLA, which allows for interest at a rate of 25% per annum plus certain loan fees allowed by the statute. The Municipal Court, in Ohio Neighborhood Finance Inc. v. Rodney Scott, held that short-term, single-payment consumer loans made by Cashland are not authorized under the OMLA, and instead should have been offered under the Ohio Short-Term Lender Law, which was passed by the Ohio legislature in 2008 for consumer loans with similar terms. Due to a cap on interest and loan fees at an amount that is less than permitted under the OMLA, we do not offer loans under the Ohio Short-Term Lender Law.

On December 3, 2012, the Ohio Ninth District Court of Appeals affirmed the Municipal Court’s ruling in a 2-1 decision. Although this court decision is only legally binding in the Ninth District of Ohio, which includes four counties in northern Ohio where Cashland operates seven stores and where we have modified our short-term loan product in response to this decision, other Ohio courts may consider this decision.

On April 24, 2013, the Supreme Court of Ohio agreed to hear our appeal of the Ninth District Court’s decision. If the Ninth District Court’s decision is upheld by the Ohio Supreme Court on appeal, our Ohio operations may be adversely affected. We rely on the OMLA to make short-term loans in our retail services locations in Ohio, and if we are unable to continue making short-term loans under this law, we will have to alter our short-term loan product in Ohio. In addition, following this ruling by the Ninth District Court, two lawsuits were filed against us by customers in Ohio in purported class action complaints alleging that we improperly made loans under the OMLA, and we may in the future receive other claims. If such legal proceedings are determined adversely to us, it could result in material losses to us or require us to make refunds in connection with certain short-term loans made under the OMLA.

Adverse court interpretations of the various laws and regulations under which we operate could require us to alter the products that we offer or cease doing business in the jurisdiction where the court interpretation is applicable. Any of these events could have a material adverse effect on our business, prospects, results of operations and financial condition.

The failure of third parties who provide products, services or support to us to maintain their products, services or support could disrupt our operations or result in a loss of revenue.

Our consumer loan revenue depends in part on the willingness and ability of unaffiliated third- party lenders to make loans to customers and other third parties to provide services to facilitate lending, loan underwriting and payment processing in both the storefront and online lending consumer loan channels. The loss of the relationship with any of these third parties, and an inability to replace them or the failure of these third parties to maintain quality and consistency in their programs or services or to have the ability to provide their products and services, could cause us to lose customers and substantially decrease the revenues and earnings of our consumer loan business. Our revenue and earnings from our consumer loan business could also be adversely affected if any of those third party providers makes material changes to products or services that we rely on. We offer other services provided by various third-party vendors to our customers. If a third-party provider fails to provide its products or services, makes material changes to such products and services or does not maintain its quality and consistency or fails to have the ability to provide its products and services, we could lose customers and related revenue from those products or services. We also use third parties to support and maintain certain of our communication systems and computerized point-of-sale and information systems. The failure of such third parties to fulfill their support and maintenance obligations could disrupt our operations. Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations and financial condition.

A decreased demand for our products and specialty financial services and our failure to adapt to such decrease could result in a loss of revenue and could have a material adverse effect on us.

Although our products and services are a staple of our customer base, the demand for a particular product or service may decrease due to a variety of factors, such as regulatory restrictions that reduce customer access to particular products, the availability of competing products or changes in customers’ financial conditions. Should we fail to adapt to a significant change in our customers’ demand for, or access to, our products, our revenues could decrease significantly. Even if we make adaptations or introduce new products to fulfill customer demand, customers may resist or may reject products whose adaptations make them less attractive or less available. In any event, the effect of any product change on the results of our business may not be fully ascertainable until the change has been in effect for some time. In particular, we have changed, and will continue to change, some of our consumer loan operations and the products we offer. Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations and financial condition.

If our allowance for losses and liability for estimated losses on third-party lender-owned consumer loans are not adequate to absorb losses or if we do not successfully manage our credit risk for unsecured consumer loans, our business, results of operations and financial condition may be adversely affected.

As more fully described in Note 6 to our Consolidated Financial Statements in our 10-K, which is incorporated by reference into this offering memorandum, we utilize a variety of underwriting criteria, monitor the performance of our consumer loan portfolios and maintain either an allowance or liability for estimated losses on consumer loans (including fees and interest) at a level estimated to be adequate to absorb credit losses inherent in the receivables portfolio and expected losses from loans guaranteed under the CSO programs. The allowance deducted from the carrying value of consumer loans was $85.7 million at December 31, 2012 and $77.7 million at March 31, 2013, and the liability for estimated losses on third-party lender-owned consumer loans was $3.5 million at December 31, 2012 and $2.1 million at March 31, 2013. These reserves are estimates, and if actual loan losses are materially greater than our reserves, our results of operations and financial condition could be adversely affected. In addition, if we do not successfully manage credit risk for our unsecured consumer loans through our loan underwriting, we could incur substantial credit losses due to customers being unable to repay their loans. Any failure to manage credit risk could materially adversely affect our business, results of operations and financial condition.

We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, the U.K. Bribery Act of 2010 and other anticorruption laws, and our failure to comply therewith could result in penalties that could harm our reputation and have a material adverse effect on our business, results of operations and financial condition.

We are subject to the FCPA, which generally prohibits companies and their agents or intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. Although we have policies and procedures designed to ensure that we, our employees, agents and intermediaries comply with the FCPA and other anticorruption laws, there can be no assurance that such policies or procedures will work effectively all of the time or protect us against liability for actions taken by our employees, agents and intermediaries with respect to our business or any businesses that we may acquire. In the event that we believe, or have reason to believe, that our employees, agents or intermediaries have or may have violated applicable anti-corruption laws, including the FCPA, we may be required to investigate or have a third party investigate the relevant facts and circumstances, which can be expensive and require significant time and attention from senior management. Our continued operation and expansion outside the United States could increase the risk of such violations in the future. If we are not in compliance with the FCPA and other laws governing the conduct of business with government entities (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse effect on our business, results of operations and financial condition. Any investigation of any potential violations of the FCPA or other anticorruption laws by U.S. or foreign authorities could harm our reputation and could have a material adverse effect on our business, results of operations and financial condition.

We are also subject to other anti-corruption laws, such as the U.K. Bribery Act 2010, or the Bribery Act. The Bribery Act prohibits bribery of public officials, and it also makes failing to prevent bribery by relevant commercial organizations a criminal offense. This offense applies when any person associated with the organization offers or accepts bribes anywhere in the world intending to obtain or retain a business advantage for the organization or in the conduct of business. The Bribery Act is applicable to businesses that operate in the United Kingdom such as us. The Bribery Act is broader in scope than the FCPA in that it directly addresses commercial bribery in addition to bribery of government officials and it does not recognize certain exceptions, notably facilitation payments that are permitted by the FCPA. As with the FCPA, if we are not in compliance with the Bribery Act as well as similar laws that are applicable to our business in the United Kingdom or in other countries where we do business, or in the future may do business, we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse effect on our business, results of operations and financial condition.

Increased competition from banks, savings and loans, other consumer lenders, and other entities offering similar financial services, as well as retail businesses that offer products and services offered by us, could adversely affect our results of operations.

We have many competitors. Our principal competitors are other pawnshops, consumer loan companies, credit service organizations, online lenders, consumer finance companies and other financial institutions that serve our primary customer base. Many other financial institutions or other businesses that do not now offer products or services directed toward our traditional customer base, many of whom may be much larger than us, could begin doing so. Significant increases in the number and size of competitors for our business could result in a decrease in the number of consumer loans or pawn loans that we write, resulting in lower levels of revenues and earnings in these categories.

We have many competitors to our retail operations, such as retailers of new merchandise, retailers of pre-owned merchandise, other pawnshops, thrift shops, Internet retailers and Internet auction sites. Increased competition or aggressive marketing and pricing practices by these competitors could result in decreased revenues, margins and turnover rates in our retail operations. In addition, competitors of our e-commerce consumer loan business may operate, or begin to operate, under business models less focused on legal and regulatory compliance than ours, which could put us at a competitive disadvantage.

We cannot assure you that we will be able to compete successfully against any or all of our current or future competitors. As a result, we could lose market share and our revenue could decline, thereby affecting our ability to generate sufficient cash flow to service our indebtedness and fund our operations.

Our success is dependent, in part, upon our executive officers, and if we are not able to attract and retain qualified executive officers, our business could be materially adversely affected.

Our success depends, in part, on our executive officers, which is comprised of a relatively small group of individuals. Many members of the senior management team have significant industry experience, and we believe that our senior management would be difficult to replace, if necessary. Because the market for qualified individuals is highly competitive, we may not be able to attract and retain qualified executive officers or candidates. In addition, increasing regulations on the consumer financial services industry could affect our ability to attract and retain qualified executive officers. If we are unable to attract or retain qualified executive officers, it could materially adversely affect our business.

Our business depends on the uninterrupted operation of our systems and business functions, including our information technology and other business systems.

Our business, particularly our e-commerce lending business, is highly dependent upon our employees’ ability to perform, in an efficient and uninterrupted fashion, necessary business functions, such as Internet support, call centers, and processing and making consumer loans. Additionally, our storefront operations depend on the efficiency and reliability of our point-of-sale system. A shut-down of or inability to access the facilities in which our Internet operations, storefront point-of-sale system and other technology infrastructure are based, such as a power outage, a failure of one or more of our information technology, telecommunications or other systems, or sustained or repeated disruptions of such systems could significantly impair our ability to perform such functions on a timely basis and could result in a deterioration of our ability to write and process Internet consumer loans, perform efficient storefront lending and merchandise disposition activities, provide customer service, perform collections activities, or perform other necessary business functions. Any such interruption could materially adversely affect our business, prospects, results of operations and financial condition.

Our expansion strategy is subject to external factors and other circumstances over which we have limited control or that are beyond our control. These factors and circumstances could adversely affect our ability to grow through the opening and acquisition of new operating units.

Our expansion strategy for our retail services segment includes acquiring existing stores and opening new ones. The success of this strategy is subject to numerous external factors, such as the availability of attractive acquisition candidates, the availability of sites with acceptable restrictions and suitable terms, our ability to attract, train and retain qualified store management personnel, the ability to access capital, the ability to obtain required government permits and licenses, the prevailing laws and regulatory environment of each state or jurisdiction in which we operate or seek to operate, which are subject to change at any time, the degree of competition in new markets and its effect on our ability to attract new customers and the ability to adapt our infrastructure and systems to accommodate our growth. Some of these factors are beyond our control. The failure to execute this expansion strategy would adversely affect our ability to expand our business and could materially adversely affect our business, prospects, results of operations and financial condition.

Future acquisitions and/or the failure to successfully integrate newly acquired businesses into our operations could negatively impact our performance.

We have historically grown through strategic acquisitions, and a key component of our future strategy is to continue to pursue attractive acquisition opportunities in order to expand our product and service offerings and markets and grow our business in response to changing customer demands, regulatory environments, technologies and competitive pressures. In some circumstances, we may expand our offerings through the acquisition of complementary businesses, solutions or technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of the business that we acquire, particularly if key personnel of an acquired company decide not to work for us. In addition, we may issue equity securities to complete an acquisition, which would dilute our shareholders’ ownership and could adversely affect the price of our common stock. Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience or may expose us to additional material liabilities. In addition, any acquisition has the risk that we may not realize a return on the acquisition or our investment. Consequently, we may not achieve anticipated benefits of the acquisitions, which could materially adversely affect our business, prospects, results of operations and financial condition.

Our foreign operations subject us to foreign exchange risk.

We are subject to the risk of unexpected changes in foreign currency exchange rates by virtue of our loans to residents of Australia, Canada and the United Kingdom and our operations in Mexico. Our results of operations and certain of our intercompany balances associated with our Australia, Canada, United Kingdom and Mexico loans are denominated in their respective currencies and are, as a result, exposed to foreign exchange rate fluctuations. Upon consolidation, as exchange rates vary, net sales and other operating results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of intercompany balances.

A sustained deterioration in the economy could reduce demand for our products and services and result in reduced earnings.

A sustained deterioration in the economy could cause deterioration in the performance of our pawn loan or consumer loan portfolios and in consumer demand for pre-owned merchandise such as the merchandise sold in our pawnshops. An economic slowdown could result in a decreased number of consumer loans being made to customers due to higher unemployment or an increase in loan defaults in our consumer loan products. During an economic slowdown, we could be required to tighten our underwriting standards, which would likely reduce consumer loan balances, and could face more difficulty in collecting defaulted consumer loans, which could lead to an increase in loan losses. While the credit risk for much of our pawn lending is mitigated by the collateralized nature of pawn lending, a sustained deterioration in the economy could reduce the demand and resale value of pre-owned merchandise and reduce the amount that we could effectively lend on an item of collateral. Such reductions could adversely affect pawn loan balances, pawn loan redemption rates, inventory balances, inventory mixes and gross profit margins.

Changes in our financial condition or a potential disruption in the capital markets could reduce available capital.

In the past, we have accessed the debt capital markets to refinance existing debt obligations and to obtain capital to finance growth. Efficient access to these markets is critical to our ongoing financial success; however, our future access to the debt capital markets could become restricted due to a variety of factors, including a deterioration of our earnings, cash flows, balance sheet quality, or overall business or industry prospects, a disruption or deterioration in the state of the capital markets or a negative bias toward our industry by market participants. Disruptions and volatility in the capital markets may cause banks and other credit providers to restrict availability of new credit facilities and require higher pricing upon renewal of existing credit facilities. Our ability to obtain additional financing in the future will depend in part upon prevailing capital market conditions, and a potential disruption in the capital markets may adversely affect our efforts to arrange additional financing on terms that are satisfactory to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to grow our business, make future investments, take advantage of potential acquisitions or other opportunities, or respond to competitive challenges and this, in turn, could adversely affect our ability to advance our strategic plans. Additionally, if the capital and credit markets experience volatility and the availability of funds is limited, third parties with whom we do business may incur increased costs or business disruption and this could adversely affect our business relationships with such third parties.

Some of our debt agreements contain financial covenants and other restrictions that may limit our ability to operate our business.

Some of our debt agreements contain various restrictive covenants, compliance with which is essential to continued credit availability. These restrictive covenants, among other things, restrict our ability to:

•	incur additional debt;

•	incur or permit certain liens to exist;

•	make certain investments;

•	merge or consolidate with or into, or convey, transfer, lease or dispose of all or substantially all of our assets to, another company;

•	make certain dispositions;

•	make certain payments; and

•	engage in certain transactions with affiliates.

Some of our debt agreements also require us to maintain certain financial ratios. The covenants and restrictions contained in the debt agreements could limit our ability to fund our business, make capital expenditures, and make acquisitions or other investments in the future. Any failure to comply with any of these financial and other affirmative and negative covenants could constitute an event of default under the debt agreements, entitling the lenders to, among other things, terminate future credit availability under the agreement, and/or increase the interest rate on outstanding debt, and/or accelerate the maturity of outstanding obligations under that agreement. Any such default could materially adversely affect our business, prospects, results of operations and financial condition and could impair our ability to continue. current operations. See “Description of Credit Agreement and Other Indebtedness” for additional information concerning our debt agreements.

Failure to satisfy our debt obligations could have a material adverse effect on our business.

As of March 31, 2013, we had $450.4 million total debt outstanding, including our Credit Agreement, our senior unsecured notes and our convertible notes that we issued in 2009. See “Description of Credit Agreement and Other Indebtedness.” If we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on these debt obligations or if we are in breach of the covenants contained in the debt agreements we would default under the terms of the applicable agreement or indenture. Any such default could result in an acceleration of the repayment obligations to such lenders as well as the lenders under any of our other debt agreements under applicable cross default provisions. Any such default could materially adversely affect our business, prospects, results of operations and financial condition and could impair our ability to continue current operations.

We are subject to impairment risk.

At March 31, 2013, we had goodwill totaling $611.2 million, consisting of $400.9 million related to the retail services segment and $210.3 million related to the e-commerce segment, on our consolidated balance sheets, all of which represent assets capitalized in connection with our acquisitions and business combinations. In addition, at March 31, 2013, we had intangible assets, net of accumulated amortization, of $35.2 million, consisting of $35.1 million related to our retail services segment and $0.1 million related to the e-commerce segment. Accounting for goodwill and intangible assets requires significant management estimates and judgment. Events may occur in the future and we may not realize the value of our goodwill or intangible assets. Management performs periodic reviews of the carrying values of our goodwill and intangible assets to determine whether events and circumstances indicate that an impairment in value may have occurred. A variety of factors could cause the carrying value of goodwill or an intangible asset to become impaired. Should a review indicate impairment, a write-down of the carrying value of the goodwill or intangible asset would occur, resulting in a non-cash charge, which could adversely affect our results of operations and could also lead to our inability to comply with certain covenants in our debt agreements, which could cause a default under those agreements.

We may be unable to protect our proprietary technology or keep up with that of our competitors.

The success of our business, particularly our online lending business, depends to a significant degree upon the protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use or take appropriate steps to enforce our intellectual property rights. In addition, competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology. Our failure to protect our software and other proprietary intellectual property rights or to develop technologies that are as good as our competitors’ could put us at a disadvantage to our competitors. Any such failures could have a material adverse effect on our business.

We are subject to cyber security risks and security breaches and may incur increasing costs in an effort to minimize those risks and to respond to cyber incidents.

Our business involves the storage and transmission of users’ proprietary information, and security breaches could expose us to a risk of loss or misuse of this information, litigation, and potential liability. Our e-commerce segment is entirely dependent on the secure operation of our websites and systems as well as the operation of the Internet generally. A number of companies have disclosed security breaches, some of which have involved intentional attacks. We may not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber attacks. Attacks may be targeted at us, our customers, or both. If an actual or perceived breach of security occurs, customer and/or supplier perception of the effectiveness of our security measures could be harmed and could result in the loss of customers, suppliers or both. Actual or anticipated attacks and risks may cause us to incur increasing costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third party experts and consultants.

A person who is able to circumvent our security measures could misappropriate our or our users’ proprietary information, cause interruption in our operations, damage our computers or those of our users, or otherwise damage our reputation and business. Any compromise of security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Most of our customers provide personal information, including bank account information when applying for consumer loans. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication to effectively secure transmission of confidential information, including customer bank account and other personal information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in the technology used by us to protect transaction data being breached or compromised. Data breaches can also occur as a result of non-technical issues.

Our servers are also vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, including “denial-of-service” type attacks. We may need to expend significant resources to protect against security breaches or to address problems caused by breaches. Security breaches, including any breach by us or by persons with whom we have commercial relationships that result in the unauthorized release of our users’ personal information, could damage our reputation and expose us to a risk of loss or litigation and possible liability.

In addition, many of the third-parties who provide products, services or support to us could also experience any of the above cyber risks or security breaches, which could impact our customers and our business and could result in a loss of customers, suppliers or revenue.

Any of these events could result in a loss of revenue and could have a material adverse effect on our business, prospects, results of operations and financial condition.

Judicial decisions, CFPB rule-making or amendments to the Federal Arbitration Act could render the arbitration agreements we use illegal or unenforceable.

We include arbitration provisions in our consumer loan agreements. These provisions are designed to allow us to resolve any customer disputes through individual arbitration rather than in court and explicitly provide that all arbitrations will be conducted on an individual and not on a class basis. Thus, our arbitration agreements, if enforced, have the effect of shielding us from class action liability. Our arbitration agreements do not generally have any impact on regulatory enforcement proceedings.

We take the position that the arbitration provisions in our consumer loan agreements, including class action waivers, are valid and enforceable; however, the enforceability of arbitration provisions is often challenged in court. If those challenges are successful, our arbitration and class action waiver provisions could be unenforceable, which could subject us to additional litigation, including additional class action litigation.

In addition, the U.S. Congress has considered legislation that would generally limit or prohibit mandatory arbitration agreements in consumer contracts and has enacted legislation with such a prohibition with respect to certain mortgage loan agreements and also certain consumer loan agreements to members of the military on active duty and their dependents. Further, the Dodd-Frank Act directs the CFPB to study consumer arbitration and report to the U.S. Congress, and it authorizes the CFPB to adopt rules limiting or prohibiting consumer arbitration, consistent with the results of its study. Any such rule would apply to arbitration agreements entered into more than six months after the final rule becomes effective (and not to prior arbitration agreements).

Any judicial decisions, legislation or other rules or regulations that impair our ability to enter into and enforce consumer arbitration agreements and class action waivers could significantly increase our exposure to class action litigation as well as litigation in plaintiff-friendly jurisdictions. Such litigation would be costly and could have a material adverse effect on our business, results of operations and financial condition.

Our operations could be subject to natural disasters and other business disruptions, which could adversely impact our future revenue and financial condition and increase our costs and expenses.

Our services, operations and pawnshops from which we provide our products and services are vulnerable to damage or interruption from tornadoes, hurricanes, earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors and similar events. A significant natural disaster, such as a tornado, hurricane, earthquake, fire or flood, could have a material adverse impact on our business and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism, civil unrest or violence could cause disruptions to our business or the economy as a whole. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. economy and worldwide financial markets. Any of these occurrences could have a material adverse effect on our business, prospects, results of operations and financial condition.

We may incur property, casualty or other losses not covered by insurance.

We maintain a program of insurance coverage for various types of property, casualty and other risks. The types and amounts of insurance that we obtain vary from time to time, depending on availability, cost and management’s decisions with respect to risk retention. The policies are subject to deductibles and exclusions that result in our retention of a level of risk on a self-insurance basis. Losses not covered by insurance could be substantial and may increase our expenses, which could harm our results of operations and financial condition.

Our reported results could be adversely affected by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements.

We prepare our financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”), and GAAP and its interpretations are subject to change over time. If new rules or interpretations of existing rules require us to change our financial reporting, our results of operations and financial condition could be materially adversely affected, and we could be required to restate historical financial reporting.

Adverse real estate market fluctuations could affect our profitability.

We lease most of our locations. A significant rise in real estate prices or real property taxes could result in an increase in store lease costs as we open new locations and renew leases for existing locations.